Exhibit 99.4

Selected Quarterly Financial Data (Unaudited)

	Millions of Dollars					Per Common Unit
	Total Revenues and Other Income*	Income Before Income Taxes*	Net Income*	Net Income Attributable to the Partnership	Limited Partners’ Interest in Net Income Attributable to the Partnership	Net Income Attributable to the Partnership
						Basic and Diluted
2015
First	$70.1	33.0	32.8	35.4	29.0	0.39
Second	83.8	38.6	38.7	42.0	33.0	0.50
Third	92.2	46.6	46.5	52.3	40.8	0.50
Fourth	115.3	57.3	57.1	64.5	50.4	0.61

2014
First	$51.9	27.3	27.0	18.3	17.5	0.25
Second	56.9	30.4	30.2	32.1	30.4	0.41
Third	55.5	29.2	29.1	29.4	27.4	0.37
Fourth	64.8	35.3	35.1	36.2	32.4	0.44
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.